Exhibit 10.32

OpenTV Corp.
275 Sacramento Street
San Francisco, California 94111-3810

March 30, 2005

Mr. Richard Hornstein
P.O. Box 620957
Woodside, CA 94062

Dear Rich:

     Reference is made to that certain Employment Letter, entered into as of October 20, 2003, by and between you and OpenTV Corp. (the “Employment Letter”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Employment Agreement.

     You have advised us of your intention to resign as Chief Financial Officer of OpenTV. As we have discussed, you have agreed to continue your employment with OpenTV during the period (the “Transition Period”) from the date hereof until May 15, 2005 (the “Target Date”) or such earlier date as OpenTV shall determine in its sole discretion, (the earlier of the Target Date and such earlier date, the “Separation Date”). So long as (i) you do not unilaterally terminate your employment with OpenTV until the Separation Date, (ii) you continue to reasonably perform your duties and discharge your responsibilities as Chief Financial Officer of OpenTV throughout the Transition Period and (iii) your employment is not terminated for “Cause” (excluding, for this purpose, item (iii) of the “Cause” definition in the Employment Letter) during the Transition Period, your employment shall be deemed to have been terminated without “Cause” as of the Separation Date, and in addition to the severance benefits you are entitled to receive under those circumstances pursuant to the terms of the Employment Letter, you shall be entitled to an additional payment in the amount of $75,000 (the “Bonus Payment”). The Bonus Payment, less any required withholding taxes, will be paid to you within two days of the Separation Date. In addition, should you become entitled to receive the Bonus Payment, the salary continuation and other benefits you would be entitled to receive pursuant to the Employment Letter would continue for the entire six-month period referred to therein, regardless of any efforts you make to seek alternative employment, or whether you obtain alternative employment, during that period, except for the continuation of health benefits which shall cease if and when you obtain employment elsewhere during that period. Further, your 2004 incentive bonus in the amount of $38,500, payable entirely in OpenTV Class A Ordinary Shares, will be paid to you at the same time that 2004 bonus payments are made to the other members of senior management of OpenTV.

     Other than as expressly provided herein, the Employment Letter shall remain in full force and effect in accordance with its terms.

     This letter agreement shall be governed by the laws of the State of California.

     If the foregoing accurately reflects our agreement, please execute and return a counterpart of this letter agreement.

OPENTV CORP.

	By:	/s/ James A. Chiddix

Name: James A. Chiddix
Title: Chairman and Chief Executive Officer

Accepted and Agreed
as of March 30, 2005

/s/ Richard Hornstein

Richard Hornstein